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                                                                      EXHIBIT 23


Consent of Altschuler, Melvoin and Glasser LLP



We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated March 9, 2001 relating to the consolidated financial statements and financial statement schedules of Universal Automotive Industries, Inc. as of December 31, 2000, and for the year then ended in the Registration Statement Form S-8 (File No. 33-97360) as filed with the Securities and Exchange Commission on September 26, 1995, the Registration Statement on Form S-3 (File No. 333-94609) as filed with the Securities and Exchange Commission on January 13, 2000 and the Registration Statement on Form S-3 (File No. 333-45538) as filed with the Securities and Exchange Commission on September 11, 2000.

ALTSCHULER, MELVOIN AND GLASSER LLP
Certified Public Accountants




Chicago, Illinois
April 16, 2001